Exhibit 99.1

CIMG Inc. Entered Framework Contract for Computing Power Services With Contract Value of Up To USD 442 Million

HONG KONG, June 22, 2026 — CIMG Inc. (“CIMG” or the “Company”) (Nasdaq: IMG; OTCID: CIMG), a business group specializing in digital health and sales development, which utilizes technologies and marketing networks to enhance its business partners’ sales growth and commercial value, today announced that its wholly-owned subsidiary Zhongyan Shangyue Technology Co., Ltd. (“Zhongyan Shangyue”) entered into a framework contract (the “Framework Contract”) for the construction and operation of a computing power center with Zhongshishun Technology (Beijing) Co., Ltd. (“Zhongshishun”). Under the Framework Contract, Zhongyan Shangyue will act as the general contracting service provider, delivering full-range services, including comprehensive equipment supplies, computer room construction, system deployment and commissioning, as well as post-operation and a fixed period of maintenance for the computing power center project of Zhongshishun, to be located in Beijing, China.

The total contract value stands at up to approximately USD 442 million, inclusive of tax, with a contract period of two years.

Hardware procured for this project will cover certain cutting-edge mainstream computing power equipment in the industry, such as NVIDIA H100 and H200 series GPU servers, Inspur’s full lineup of high-performance servers, high-end core switches and high-speed network devices. Zhongyan Shangyue also plans to deliver full-scale services, such as basic software deployment and commissioning, with the goal to ensure high performance and high stability of the computing power center.

All products are manufactured in strict compliance with industrial standards to sustain the long-term and stable performance of the computing power center.

Pursuant to the Framework Contract, Zhongyan Shangyue will strictly abide by industrial technical standards in equipment delivery, installation and commissioning, multi-phase acceptance inspections and full life-cycle maintenance services. In addition, Zhongyan Shangyue intends to establish a comprehensive delivery and service system to ensure smooth project implementation and long-term efficient operations of the data center for Zhongshishun. For clarification purposes, the Framework Contract sets forth a general cooperation framework for the proposed project, the implementation of which, including the scope, timing, equipment procurement, delivery, payment and other commercial arrangements, is subject to further arrangements, purchase orders, work orders, definitive agreements and/or satisfaction of other conditions, as applicable. There can be no assurance that the proposed project will be implemented in whole or in part, or that the Company will realize the full potential contract value described in this press release.

Alice Wang, Chairman and CEO of CIMG, stated: “As the core foundation of the digital economy and artificial intelligence industry, the computing power sector boasts vast market potential and robust growth momentum. The execution of this large-scale order will not only generate steady and sustainable revenue for and increase profitability of the Company, but also further diversify our lines of business, effectively hedging cyclical risks from being in a single industry and building up the corporate resilience against certain industry-specific risks.”

About CIMG

CIMG is a business group specializing in digital health and sales development, with a cryptocurrency-focused strategy. The Company leverages AI and cryptocurrencies (such as Bitcoin and stablecoins) to drive business growth, helping clients maximize user growth and enhance brand management value. The Company’s current client portfolio includes brands such as Kangduoyuan, Maca-Noni, Qianmao, Huomao, and Coco-mango.

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans, and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks related to the execution, timing, and realization of supply and sales contracts, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, risks associated with digital asset markets, evolving regulatory frameworks, and emerging AI-related technologies, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary for its operations, and its ability to protect its intellectual property. The Company encourages you to review other factors that may affect its future results in its Annual Reports, Quarterly Reports, registration statements, and other filings with the Securities and Exchange Commission.

For more information, please contact:

CIMG Inc.

+ 852 70106695

http://www.ccmg.tech

ir@ccmg.tech